Exhibit T3A. 16

Delaware	PAGE 1

 The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “CBL MEZZ MEMBER, LLC”, FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF SEPTEMBER, A.D. 2011, AT 1:16 O’CLOCK P.M.

Jeffrey W. Bullock, Secretary of State
5037757 8100	AUTHENTICATION: 9027549

111004962	DATE: 09-14-11

You may verify this certificate online
at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State Division of Corporations Delivered 01:43 PM 09/14/2011
FILED 01:16 PM 09/14/2011
SRV 111004962 - 5037757 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of TORMATION

First: The name of the limited liability company is _______________________________
CBL Mezz Member, LLC

Second: The address of its registered office in the State of Delaware is _____________________
2711 Centerville Road, Suite 400 in the City of Wilmington         Zip code 19808     . The name of its Registered agent at such address is Corporation Service Company

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is December 31, 2061.       ")

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 14th       day of September       ,   2011       .

By:
Authorized Person(s)

Name:	Ronald Feldman